Exhibit 15
January 26, 2011
CA, Inc.
One CA Plaza
Islandia, New York 11749
Re: Registration Statement No. 333-151619 on Form S-3 and Registration Statement Nos. 333-146173, 333-120849, 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 333-127602, 333-127601, 333-126273, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and 2-79751 on Form S-8.
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated January 26, 2011 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/KPMG LLP
New York, New York